Exhibit 99.2

ROSS OPTICAL INDUSTRIES, INC.

Financial Statements

(Unaudited)

For the Three Months Ended March 31, 2019 and 2018

ROSS OPTICAL INDUSTRIES, INC.

Balance Sheets

(Unaudited)

	March 31, 2019	December 31, 2018

ASSETS
Current Assets:
Cash and cash equivalents	$267,422	$133,746
Accounts receivable, net	499,072	616,211
Inventories, net	615,534	713,208
Prepaid expenses	2,978	–
Total current assets	1,385,006	1,463,165

Property and Equipment, net	130,800	143,437

Other Assets:
Due from related party	2,105,604	2,093,555
Other	2,130	2,130
Total other assets	2,107,734	2,095,685

TOTAL ASSETS	$3,623,540	$3,702,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Bank line of credit	$110,000	$110,000
Current portion of long-term debt	103,261	103,835
Accounts payable	298,090	402,473
Accrued employee compensation	36,508	90,725
Accrued other	78,246	42,043
Total current liabilities	626,105	749,076

Long Term Debt, net of current portion	326,560	352,722

Stockholders’ Equity:
Common stock, $.01 par value, 10,000,000 shares authorized, 5,112,102 shares issued and 977,776 outstanding	12,010	12,010
Additional paid-in capital	1,154,555	1,154,555
Retained earnings	1,704,230	1,633,844
	2,870,795	2,800,409
Less: Treasury stock, 4,134,326 shares, at cost	(199,920)	(199,920)
Total stockholders’ equity	2,670,875	2,600,489

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,623,540	$3,702,287

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ROSS OPTICAL INDUSTRIES, INC.

Income Statements

(Unaudited)

For the Three Months Ended March 31,

	2019	2018

Revenues	$1,026,984	$1,006,981
Cost of goods sold	565,658	526,404

Gross profit	461,326	480,577

Selling, general and administrative expenses	362,876	323,676

Net income from operations	98,450	156,901

Other income (expense)	(1,102)	(2,018)

Net income before income taxes	97,348	154,883

Income tax expense	22,365	32,525

NET INCOME	$74,983	$122,358

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ROSS OPTICAL INDUSTRIES, INC.

Statements of Stockholders’ Equity

(Unaudited)

For the Three Months Ended March 31, 2019 and 2018

	Number of Shares	Common Stock	Additional Paid In Capital	Retained Earnings	Treasury Stock	Total Stockholders’ Equity

Balance, January 1, 2018	977,776	$12,010	$1,154,555	$1,224,301	$(199,920)	$2,190,946
Net income	–	–	–	122,358		122,358
Balance, March 31, 2018	977,776	12,010	1,154,555	1,346,659	(199,920)	2,313,304

	Number of Shares	Common Stock	Additional Paid In Capital	Retained Earnings	Treasury Stock	Total Stockholders’ Equity

Balance, January 1, 2019	977,776	$12,010	$1,154,555	$1,633,844	$(199,920)	$2,600,489
Net income	–	–	–	74,983		74,983
Balance, March 31, 2019	977,776	12,010	1,154,555	1,704,230	(199,920)	2,675,472

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ROSS OPTICAL INDUSTRIES, INC.

Statements of Cash Flows

(Unaudited)

For the Three Months Ended March 31,

	2019	2018

Cash Flows from Operating Activities:
Net income	$74,983	$122,358
Adjustments to reconcile net income to net cash provided by operating activities-
Depreciation and amortization	17,001	15,661
Changes in operating assets and liabilities-
Accounts receivable, net	117,139	29,368
Inventories, net	97,674	150,378
Prepaid expenses	(2,978)	–
Accounts payable	(104,383)	(161,097)
Accrued other	(22,611)	(31,614)
Net cash provided by operating activities	176,825	125,054

Cash Flows from Investing Activities:
Loan advances to related party	(12,049)	(26,837)
Purchases of property and equipment	(4,364)	(370)
Net cash used in investing activities	(16,413)	(27,207)

Cash Flows from Financing Activities:
Repayment of long term debt	(26,736)	(14,691)
Advances on bank line of credit	–	(20,000)
Net cash used in financing activities	(26,736)	(34,691)

Net increase in cash and cash equivalents	133,676	63,156
Cash and cash equivalents, beginning of period	133,746	213,694

Cash and cash equivalents, end of period	$267,422	$276,850

Supplemental disclosure of cash flow information:
Interest paid during the period	$1,550	$2,484
Income taxes paid during the period	$751	$100,000

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